COMMISSION FILE NO. 1-6903

FORM 8-A/A

AMENDMENT NO. 3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TRINITY INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-0225040
(State of incorporation)	(IRS Employer Identification No.)

2525 Stemmons Freeway, Dallas, Texas	75207-2401
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Rights to Purchase Series A Junior	New York Stock Exchange
Participating Preferred Stock

      If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

      If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities To Be Registered

      Trinity Industries, Inc., a Delaware corporation (the “Company”) and Wachovia Bank, National Association, a national banking association (the “Rights Agent”) entered into Amendment No. 4 to Rights Agreement dated as of May 19, 2005 (“Amendment No. 4”), amending the Rights Agreement, dated March 11, 1999, as amended by that certain Amendment No. 1 to Rights Agreement, dated August 13, 2001, that certain Amendment No. 2 to Rights Agreement, dated October 26, 2001 and that certain Amendment No. 3 to Rights Agreement, dated as of August 28, 2003 (as amended, the “Rights Agreement”).

      Amendment No. 4 increased from 12% to 15% the beneficial ownership threshold at which, subject to specific limitations, a person will be considered an “Acquiring Person.” Amendment No. 4 also provides for certain corresponding changes in Sections 3(a) and 27 of the Rights Agreement.

      The foregoing description of Amendment No. 4 is a general description only and is qualified by reference to Amendment No. 4. A copy of Amendment No. 4 is attached hereto as Exhibit 5 and is incorporated herein by reference.

Item 2. Exhibits

      Item 2 of the Registration Statement is hereby amended and restated to read in its entirety as follows:

1	Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto.

2	Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent.

3	Amendment No. 2 to Rights Agreement dated October 26, 2001, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001.

4	Amendment No. 3 to Rights Agreement dated August 28, 2003, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001 and Amendment No. 2 to the Rights Agreement dated October 26, 2001.

5	Amendment No. 4 to Rights Agreement dated May 19, 2005, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of

New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001, Amendment No. 2 to the Rights Agreement dated October 26, 2001 and Amendment No. 3 to the Right Agreement dated as of August 28, 2003.

6	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as Exhibit 1 to the Rights Agreement filed as Exhibit 1).

7	Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).

* * * * *

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TRINITY INDUSTRIES, INC.
May 19, 2005	By:	/s/ William A. McWhirter
		Name:	William A. McWhirter II
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

1	Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto (previously filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, filed on April 2, 1999).

2	Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent (previously filed as Exhibit 2 to the Registrant’s Registration Statement on Form 8-A/A, filed on August 22, 2001).

3	Amendment No. 2 to Rights Agreement dated October 26, 2001, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001 (previously filed as Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A, filed on October 31, 2001).

4	Amendment No. 3 to Rights Agreement dated August 28, 2003, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001 and Amendment No. 2 to the Rights Agreement dated October 26, 2001 (filed herewith).

5	Amendment No. 4 to Rights Agreement dated May 19, 2005, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001, Amendment No. 2 to the Rights Agreement dated October 26, 2001 and Amendment No. 3 to the Right Agreement dated as of August 28, 2003 (filed herewith).

6	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as Exhibit 1 to the Rights Agreement filed as Exhibit 1).

7	Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).

5